Company Contact:
Global Med Technologies, Inc.
Michael I. Ruxin, M.D
(303) 238-2000

Summary Judgment Reversed in Favor of Global Med Technologies®, Inc.

Disputed Issues of Fact Established in California Appellate Court

Denver, CO – (January 4, 2007) – Global Med Technologies®, Inc. (OTCBB:GLOB.OB), announced today that the California Court of Appeal has filed an opinion regarding the lawsuit against Donnie L. Jackson (Global Med Technologies, Inc. et al. v. Jackson). In the opinion, the previous summary judgment and award of attorney fees and costs to Donnie L. Jackson are reversed and the matter is remanded to trial court. Unless Jackson persuades the same appellate panel to rehear the case or persuades the California Supreme Court to review it, the case will be remanded for trial as directed in the opinion.

Global Med Technologies, Inc. believes that the Appellate Court’s opinion may result in the return of the $1.004 million deposit the Company made on September 1, 2005 with the Superior Court in the State of California. The Company is eager to proceed to trial and present the facts.

The Company has not yet determined the materiality of the financial statement impact of the Appellate Court’s opinion, but believes it may strengthen the Company’s financial position.

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry.  Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers.  Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean.  Together, the SafeTrace Tx*® advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

*Patent Pending

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